Exhibit 4.23

May 30, 2017

FIFTH AMENDMENT TO

LOAN AGREEMENT

relating to an unsecured term loan facility
of up to US$50,000,000 to be used for
general corporate purposes and working
capital requirements

by and between
DIANA SHIPPING INC.
as Lender
- and-
KAPA SHIPPING COMPANY INC.
as Borrower

- and-

DIANA CONTAINERSHIPS INC.
as Guarantor

This AMENDMENT (the "Amendment") dated as of May 30, 2017 to that certain loan agreement dated as of May 20, 2013, as amended on July 28, 2014 and further amended on September 9, 2015, December 3, 2015 and September 12, 2016 (the "Agreement"), is made on May 30, 2017.
BETWEEN
(1)
DIANA SHIPPING INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Lender"), as lender;

(2)
KAPA SHIPPING COMPANY INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and any wholly-owned subsidiary of the Guarantor that becomes an Additional Borrower pursuant to Section 12 hereof (each a "Borrower", collectively the "Borrowers"), as borrowers; and

(3)
DIANA CONTAINERSHIPS INC., a corporation incorporated under the laws of The Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Guarantor"), as guarantor.

Unless otherwise indicated, capitalized terms used in this Amendment are used with the meanings attributed thereto in the Agreement.
WHEREAS, on May 30, 2017, the Guarantor issued 100 shares of its newly-designated Series C Preferred Stock, par value $0.01 per share (the "Preferred Shares"), to the Lender;
WHEREAS, the parties wish to amend the Agreement as hereinafter set forth;
NOW, THEREFORE, in consideration of the issuance of the Preferred Shares and the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:
(A)
Reduction of Principal Amount.  Notwithstanding any other provision contained in the Agreement, effective as of May 30, 2017, the aggregate amount of all Advances outstanding shall be deemed to be reduced by Three Million United States Dollars (US$3,000,000).

(G)
Confirmation of Agreement.  Except as expressly set forth herein, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, and each reference in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

(H)
Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(I)
Governing Law.  The laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the principles of conflicts of laws thereof.

[Signature page follows]

THIS AMENDMENT has been entered into on the date stated above

BORROWER

SIGNED by	)
Anastasios Margaronis	) /s/ Anastasios Margaronis
for and on behalf of	)
Kapa Shipping Company Inc.	)
in the presence of: Christina Symeonidou	) /s/ Christina Symeonidou

GUARANTOR

SIGNED by	)
Anastasios Margaronis	) /s/ Anastasios Margaronis
for and on behalf of	)
Diana Containerships Inc.	)
in the presence of: Christina Symeonidou	) /s/ Christina Symeonidou

LENDER

SIGNED by	)
Ioannis Zafirakis	) /s/ Ioannis Zafirakis
for and on behalf of	)
Diana Shipping Inc.	)
in the presence of: Christina Symeonidou	) /s/ Christina Symeonidou